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                                                                      EXHIBIT 11


                  Computation of Pro Forma Earnings Per Share
      Year ended December 31, 1996 and six months ended June 30, 1997
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


                                               December 31, 1996    June 30, 1997
                                               -----------------------------------
(In thousands, except share data)

Pro forma net Earnings                               $     4,065    $     3,034

Shares
Weighted average number of Class A
  Common Shares outstanding                           10,214,286     10,214,286

Assumed number of Class B Common Shares issued
  to repay payable to parent (1)                         506,931        918,812

Assumed number of Class B Common Shares issued
  to fund dividend in excess of earnings (1)              19,248         19,248
                                                     -----------    -----------
Adjusted weighted average number of
  Common Shares outstanding                           10,740,465     11,152,346
                                                     --------------------------
Pro forma earnings per share                         $      0.38    $      0.27
                                                     ==========================

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(1)  See Note 5 to Unaudited Pro Forma Consolidated Financial Data.